Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

i)	Registration Statement (Form S-8 No. 333-161827) pertaining to Sinovac Biotech Ltd.’s 2003 Stock Option Plan; and

ii)	Registration Statement (Form S-8 No. 333-190980) pertaining to Sinovac Biotech Ltd.’s 2012 Share Incentive Plan;

of our reports dated May 11, 2018, with respect to the consolidated financial statements of Sinovac Biotech Ltd. and the effectiveness of internal control over financial reporting of Sinovac Biotech Ltd., included in this Annual Report (Form 20-F) of Sinovac Biotech Ltd. for the year ended December 31, 2017.

/s/ Ernst & Young Hua Ming LLP
Beijing, the People’s Republic of China
May 11, 2018